Exhibit 99.1

Owens-Illinois, Inc.
One Michael Owens Way
Perrysburg, Ohio 43551-2999
Investors: (567) 336-2355
Media: (567) 336-7199
www.o-i.com

O-I Reports First Quarter 2009 Results

PERRYSBURG, Ohio (April 29, 2009) — Owens-Illinois, Inc. (NYSE:  OI) today reported financial results for the first quarter ending March 31, 2009.

Quarterly highlights:

•                  Reported net earnings of $0.27 per share (diluted)

•                  Adjusted net earnings (non-GAAP) of $0.55 per share represent one of O-I’s best first quarter results, second only to record 2008 first quarter adjusted net earnings

•                  Improved selling prices and product mix contributed more than six percent to revenue compared to the prior year, while total net sales declined mainly due to challenging market conditions

•                  Improved shipments from trough levels within the first quarter

•                  Maintained strong financial flexibility with $642 million available under the global revolving credit facility, in addition to cash on hand

First quarter net sales were $1.519 billion in 2009, compared with $1.961 billion in the prior year. Lower first quarter sales reflect a year-over-year decline in shipments and the unfavorable impact of foreign currency translation despite higher average selling prices.

Net earnings from continuing operations in the first quarter of 2009 were $45.1 million, or $0.27 per share (diluted), compared with $174.0 million, or $1.02 per share (diluted), in the first quarter of 2008.   Exclusive of the items not representative of ongoing operations, first quarter 2009 adjusted net earnings were $92.8 million, or $0.55 per share (diluted). These results compare with adjusted net earnings of $183.7 million, or $1.08 per share (diluted), in the prior year first quarter. A description of all items that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in Note 1 provided below and in charts on the Company’s web site, www.o-i.com.

Commenting on the Company’s first quarter performance, O-I Chairman and Chief Executive Officer Al Stroucken said, “We posted one of our best first quarters since our IPO in 1991, despite facing a very challenging glass market. We acted swiftly to balance our production with sharply lower demand to prevent building excess inventory and to preserve profit margins over the long term. At the same time, we successfully raised our average selling prices, which more than offset inflationary cost increases. We also reduced fixed costs as part of our strategic footprint alignment initiative.”

Operational highlights:  Performing well in a challenging market

First quarter segment operating profit was $191.9 million in 2009, compared with $322.1 million in 2008. Glass container shipments declined 15 percent on a year-over-year basis in the first quarter. A significant component of this decline reflected inventory de-stocking across customer supply chains. To balance production with lower tonnes shipped, the Company temporarily curtailed production to prevent building excess inventories. As a result, the Company incurred approximately $100 million of unabsorbed fixed costs associated with the curtailments, while inventory levels declined modestly from the first quarter of 2008. Improved average selling prices and product mix increased sales by more than six percent from the prior year, which more than offset cost inflation of approximately $66 million on a year-over-year basis. Cost inflation was most notably due to higher raw material prices. The year-over-year change in foreign currency translation rates reduced segment operating profit by $29 million in the first quarter of 2009.

The Company eliminated approximately $33 million of fixed costs due to restructuring actions aimed at optimizing its global footprint by shifting production from higher cost plants to more efficient facilities.   Since the inception of its strategic footprint alignment initiative in 2007, O-I has shut down a total of 14 furnaces, including three furnaces in the first quarter of 2009. During the quarter, O-I recorded a restructuring charge of $50.4 million ($47.7 million after tax) principally for future additional capacity reductions.

Financial highlights:  Strong financial flexibility

Total debt declined to $3.326 billion as of March 31, 2009, from $4.028 billion at March 31, 2008. Debt at the end of the first quarter of 2009 remained flat with year-end 2008 as seasonally higher working capital drove a use of Free Cash Flow in the first quarter, which was offset by a favorable $89 million foreign currency translation. The Company defines Free Cash Flow as cash provided by operating activities less capital spending. Capital expenditures in the first quarter were $46.6 million, consistent with the prior year first quarter. As of March 31, 2009, in addition to cash on hand, O-I had $642 million available under its global revolving credit facility, which does not mature until June 2012.

Asbestos-related cash payments during the first quarter of 2009 were $34.8 million, down from $40.2 million during the first quarter of 2008. The deferred amount payable for previously settled claims was approximately $33 million at the end of the first quarter and comparable to year-end 2008. Approximately 1,000 new lawsuits and claims were filed during the first quarter of 2009, essentially flat with the prior year quarter. However, the number of pending asbestos-related lawsuits and claims declined from approximately 11,000 at year-end 2008 to approximately 9,000 as of March 31, 2009.  The reduction in pending lawsuits resulted from the dismissal of federal court non-malignancy cases and the disposition of inactive state court cases.

Business outlook

Commenting on the Company’s outlook, Stroucken said, “Challenging market conditions will likely persist over the next several quarters, resulting in lower year-over-year demand and continued temporary production curtailments. However, we expect that shipments will improve sequentially in the second quarter due to seasonally stronger demand and as inventory de-stocking pressures subside. Our strategic footprint alignment initiative and moderating cost inflation also should benefit future earnings. Overall, we expect second quarter 2009 adjusted net earnings will decline on a year-over-year basis, but will improve from first quarter 2009 results.”

Note 1:

The table below represents items in the first quarter of 2009 and 2008 that management considers not representative of ongoing operations.

	Three months ended March 31
	2009		2008
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$45.1	$0.27	$174.0	$1.02
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	47.7	0.28	9.7	0.06
Adjusted Net Earnings	$92.8	$0.55	$183.7	$1.08

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and South America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the Company employs more than 23,000 people with 80 manufacturing facilities in 22 countries. In 2008, net sales were $7.9 billion.  For more information, visit www.o-i.com.

Regulation G

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to U.S. generally accepted accounting principles (GAAP).  It should not be construed as an alternative to the reported results determined in accordance with GAAP.  Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations.  Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments.  Management believes that the excluded items are not reflective of ongoing operations, so the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for April 30, 2009
O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, April 30, 2009, at 8:30 a.m., Eastern Time.  A live Webcast of the conference call, including presentation materials, will be available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Events and Presentations.”

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on April 30.  Ask for the O-I conference call.  A replay of the call will be available on the O-I Web site, www.o-i.com, for 30 days following the call.

Contacts:	O-I, Sasha Sekpeh, 567-336-2355 – Investor Relations
O-I, Stephanie Johnston, 567-336-7199 – Corp. Communications

Copies of O-I news releases are available on the O-I Web site at http://www.o-i.com or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2009	2008
Net sales	$1,519.0	$1,960.5
Manufacturing, shipping, and delivery expense	(1,222.2)	(1,503.7)
Gross profit	296.8	456.8

Selling and administrative expense	(118.5)	(127.8)
Research, development, and engineering expense	(13.9)	(16.0)
Interest expense	(48.1)	(64.3)
Interest income	8.5	8.7
Equity earnings	13.6	11.1
Royalties and net technical assistance	2.8	4.8
Other income	1.6	1.8
Other expense (b)	(52.8)	(20.0)
Earnings from continuing operations before income taxes	90.0	255.1
Provision for income taxes	(31.2)	(64.9)
Earnings from continuing operations	58.8	190.2
Gain on sale of discontinued operations		4.1
Net earnings	58.8	194.3
Net earnings attributable to noncontrolling interests	(13.7)	(16.2)
Net earnings attributable to the Company	$45.1	$178.1

Amounts attributable to the Company:
Earnings from continuing operations	$45.1	$174.0
Gain on sale of discontinued operations		4.1
Net earnings	$45.1	$178.1

Basic earnings per share (c):
Earnings from continuing operations	$0.27	$1.06
Gain on sale of discontinued operations		0.03
Net earnings	$0.27	$1.09

Weighted average shares outstanding (000s)	167,080	156,324

Diluted earnings per share (c):
Earnings from continuing operations	$0.27	$1.02
Gain on sale of discontinued operations		0.02
Net earnings	$0.27	$1.04

Diluted average shares (000s) (d)	168,469	170,517

(a)        The Company adopted the provisions of FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, “ on January 1, 2009, which changed the presentation of noncontrolling interests in subsidiaries.  The presentation provisions of FAS No. 160 were also required to be retrospectively applied to 2008.

(b)       Amount for the three months ended March 31, 2009 includes charges of $50.4 million ($47.7 million after tax) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.28.

Amount for the three months ended March 31, 2008 includes charges of $12.9 million ($9.7 million after tax and noncontrolling interests) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.06.

(c)        The Company adopted the provisions of FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” on January 1, 2009.  FSP No. EITF 03-6-1 required the Company to allocate earnings to unvested restricted shares outstanding during the period and was also required to be retrospectively applied to 2008.  Basic earnings per share for the three months ended March 31, 2009 were reduced by $0.02 per share.  There was no impact on basic earnings per share for the three months ended March 31, 2009.  There was no impact on diluted earnings per share in either period.

(d)       The number of diluted shares for the three months ended March 31, 2008 was increased by 8,589,000 because the assumed conversion of the convertible preferred shares is dilutive to the related earnings per share amount for that period.  Accordingly, dividends were not deducted from earnings in calculating diluted earnings per share for that period.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	Dec. 31,	March 31,
	2009	2008	2008
Assets
Current assets:
Cash and cash equivalents	$362.3	$379.5	$483.0
Short-term investments, at cost which approximates market	15.9	25.0	51.7
Receivables, less allowances for losses and discounts	945.5	988.8	1,320.6
Inventories	1,044.8	999.5	1,222.4
Prepaid expenses	48.4	51.9	37.1
Total current assets	2,416.9	2,444.7	3,114.8

Investments and other assets:
Equity investments	105.3	101.7	87.4
Repair parts inventories	134.5	132.5	157.0
Prepaid pension			591.4
Deposits, receivables, and other assets	478.2	444.5	489.4
Goodwill	2,130.3	2,207.5	2,522.2
Total other assets	2,848.3	2,886.2	3,847.4

Property, plant, and equipment, at cost	5,711.0	5,983.1	6,707.0
Less accumulated depreciation	3,224.6	3,337.5	3,711.8
Net property, plant, and equipment	2,486.4	2,645.6	2,995.2
Total assets	$7,751.6	$7,976.5	$9,957.4

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$353.6	$393.8	$835.1
Current portion of asbestos-related liabilities	175.0	175.0	210.0
Accounts payable	754.4	838.2	978.5
Other liabilities	554.1	596.3	656.9
Total current liabilities	1,837.1	2,003.3	2,680.5

Long-term debt	2,972.0	2,940.3	3,192.5
Deferred taxes	138.6	77.6	128.8
Pension benefits	703.4	741.8	314.4
Nonpension postretirement benefits	234.4	239.7	279.6
Other liabilities	324.4	360.1	409.1
Asbestos-related liabilities	285.5	320.3	205.3
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	1.8	1.8	1.8
Capital in excess of par value	2,921.8	2,913.3	2,887.7
Treasury stock, at cost	(219.9)	(221.5)	(224.0)
Retained earnings (deficit)	12.7	(32.4)	(112.6)
Accumulated other comprehensive loss	(1,700.4)	(1,620.6)	(54.1)
Total share owners’ equity of the Company	1,016.0	1,040.6	2,498.8
Noncontrolling interests	240.2	252.8	248.4
Total share owners’ equity	1,256.2	1,293.4	2,747.2
Total liabilities and share owners’ equity	$7,751.6	$7,976.5	$9,957.4

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities:
Net earnings	$58.8	$194.3
Net earnings attributable to noncontrolling interests	(13.7)	(16.2)
Gain on sale of discontinued operations		(4.1)
Non-cash charges:
Depreciation	88.4	113.6
Amortization of intangibles and other deferred items	4.3	7.6
Amortization of finance fees	2.4	1.9
Restructuring and asset impairment	50.4	12.9
Other	43.3	19.1
Asbestos-related payments	(34.8)	(40.2)
Cash paid for restructuring activities	(20.2)	(4.1)
Change in non-current operating assets	(2.4)	(0.8)
Change in non-current liabilities	(31.3)	(18.0)
Change in components of working capital	(173.7)	(215.1)
Cash provided by (utilized in) operating activities	(28.5)	50.9
Cash flows from investing activities:
Additions to property, plant, and equipment	(46.6)	(45.4)
Repayment from (advance to) equity affiliate	1.6	(15.0)
Net cash proceeds (payments) related to divestitures and asset sales	0.1	(16.6)
Cash utilized in investing activities	(44.9)	(77.0)
Cash flows from financing activities:
Additions to long-term debt	274.9	309.2
Repayments of long-term debt	(183.6)	(222.6)
Increase (decrease) in short-term loans	(17.6)	82.3
Net (payments) receipts for hedging activity	4.4	(33.9)
Convertible preferred stock dividends		(5.4)
Dividends paid to noncontrolling interests (a)	(17.0)	(30.2)
Issuance of common stock and other	4.0	9.8
Cash provided by financing activities	65.1	109.2
Effect of exchange rate fluctuations on cash	(8.9)	12.2
Increase (decrease) in cash	(17.2)	95.3
Cash at beginning of period	379.5	387.7
Cash at end of period	$362.3	$483.0

(a)        The Company adopted the provisions of FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, “ on January 1, 2009, which changed the presentation of noncontrolling interests in subsidiaries.  The presentation provisions of FAS No. 160 were also required to be retrospectively applied to 2008.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended March 31,
	2009	2008
Net sales:
Europe	$612.9	$888.9
North America	494.3	530.9
South America	214.0	254.2
Asia Pacific	182.0	250.0
Reportable segment totals	1,503.2	1,924.0
Other	15.8	36.5
Net sales	$1,519.0	$1,960.5

	Three months ended March 31,
	2009	2008
Segment Operating Profit (a):
Europe	$44.2	$147.6
North America	62.7	55.5
South America	60.0	73.6
Asia Pacific	25.0	45.4
Reportable segment totals (b)	191.9	322.1
Items excluded from Segment Operating Profit:
Retained corporate costs and other	(11.9)	1.5
Restructuring and asset impairment	(50.4)	(12.9)
Interest income	8.5	8.7
Interest expense	(48.1)	(64.3)
Earnings from continuing operations before income taxes	$90.0	$255.1

The following notes relate to Segment Operating Profit:

(a)         Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, and provision for income taxes.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with gross profit percentage and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.

(b)        Segment Operating Profit for the three months ended March 31, 2009 excludes charges of $50.4 million for restructuring and asset impairment.

Segment Operating Profit for the three months ended March 31, 2008 excludes charges of $12.9 million for restructuring and asset impairment.